EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 21, 2006, in the Registration Statement (Form S-1) and related Prospectus of Harris Stratex Networks, Inc. for the registration of 539,195 shares of its Class A common stock.
/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
January 22, 2007